Exhibit 99.1

Ultralife Corporation to Acquire U.S. Energy Systems, Inc.

Company Further Expands into High-Growth Standby Power Market

NEWARK, N.Y.--(BUSINESS WIRE)--November 3, 2008--Ultralife Corporation (NASDAQ: ULBI) has entered into a definitive agreement to acquire certain assets of U.S. Energy Systems, Inc., and its services affiliate, U.S. Power Services, Inc., (which operates under the U.S. Energy Systems name), a nationally recognized standby power installation and power management services company headquartered in Riverside, California. The purchase includes all tangible assets, intellectual properties and operations going forward.

Under the terms of the agreement, Ultralife will pay $2.85 million in cash and a performance-based equity incentive payable in an amount up to 200,000 unregistered shares of Ultralife Corporation common stock provided that certain financial milestones are achieved over a period of up to four years. The company plans to finance the acquisition with cash on hand and credit available through the company’s credit facility, as necessary. The acquisition, subject to customary closing conditions, is expected to close in the fourth quarter. Ultralife anticipates that this acquisition will be accretive in the first quarter of 2009.

Established in 2003, U.S. Energy Systems specializes in the engineering, supply, installation and preventive maintenance of standby power systems, uninterrupted power supply systems, DC power systems and switchgear/control systems for the telecommunications, utilities, technology, petrochemical, financial and information services industries. The company has customers nationwide, but in particular on the West Coast and in Hawaii. U.S. Energy Systems is jointly owned by Ken Cotton, U.S. Energy’s founder and president; Simon Baitler, chairman; Shawn O’Connell, executive vice president; and Tim Jacobs. In 2007, U.S. Energy generated $6.3 million in revenue.

“Acquiring U.S. Energy Systems advances our goal of becoming the leading provider of engineering, installation, integration and maintenance services to the growing standby power industry,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “Along with our strong East Coast presence in this market, we now have a broadened geographic footprint to service national accounts in target industries and an extended reach for our comprehensive rechargeable standby power solutions. This bolt-on acquisition also creates synergies in customer and service coverage, greater pricing power with major hardware suppliers and economies of scale through centralized back-office support in our standby power services business.

“By strengthening our Design and Installation Services segment, which will comprise Stationary Power Services and U.S. Energy Systems, we are taking one more step in our transformation to become a value-added power solutions, communications systems and engineering services company serving a broad spectrum of commercial, government and defense markets,” added Kavazanjian. “Both Ken Cotton and Shawn O’Connell have created an exceptional company, and we look forward to their continued leadership in supporting our growing presence in the standby power industry.”

Ken Cotton, founder of U.S. Energy Systems, said, “Since inception, U.S. Energy Systems has become known for its wide-spread network of highly trained technicians that manage major deployments of all the elements necessary to maintain reliable system integrity. As part of Ultralife, we look forward to contributing to the company’s strategy to expand its geographic footprint in the standby power market.”

Philip Fain, Ultralife’s vice president of business development, will have executive responsibility for the immediate integration of Ultralife’s standby power services businesses, and Mr. Cotton will report to him as vice president of brand and product development. Philip Meek will continue in his role as chief operating officer of the standby power services business and Shawn O’Connell will report to him as vice president of sales and marketing.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Company:
Ultralife Corporation
Peter F. Comerford, 315-332-7100
pcomerford@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com